Cohen & Company, LTD. LOGO

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N‐1A of Leuthold Core Investment Fund, Leuthold Global Fund, Leuthold Select Industries ETF, Leuthold Grizzly Short Fund, and Leuthold Core ETF, each a series of Managed Portfolio Series, under the headings “Financial Highlights” in the Prospectus and “Financial Information” in the Statement of Additional Information.

/s/ Cohen & Company, LTD.

COHEN & COMPANY, LTD.
Cleveland, Ohio September 27, 2024

C O H E N & C O M P A N Y , L T D . 800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board